Exhibit 10.1

PRE-EMPTION NOTICE AND BACKSTOP SUBSCRIPTION COMMITMENT

Date: 9 September 2026

To: Psyence Biomed II Corp., of 121 Richmond Street West, Penthouse Suite 1300, Toronto, Ontario, Canada, M5H 1K1 (the “Purchaser”), a holder of Shares in Psyence Labs Ltd. (the “Company”).

1.	Background

1.1	The Company proposes to issue up to 2,138 new Shares for an aggregate subscription amount of up to US$5,481,832 at US$2,564 per Share based on a pre-money equity valuation of US$54,000,000 (the “New Issue”).

1.2	The Purchaser is an existing Shareholder and is entitled to participate in the New Issue on the same basis as the other Shareholders in accordance with the applicable pro rata pre-emption arrangements.

1.3	In addition, the Purchaser has agreed, subject to the terms of this notice, to subscribe for all Shares not taken up by the other Shareholders after completion of the first and second pre-emption rounds, in up to two milestone-based subscriptions.

2.	Purchaser’s initial pro rata entitlement

2.1	The Purchaser is hereby offered the right to subscribe for its pro rata portion of the New Issue, being 620 Shares, for an aggregate subscription price of US$1,589,680 (the “Purchaser Initial Entitlement”).

2.2	The Purchaser may exercise this right by signing and returning the acceptance block below by no later than 5:00 p.m. on 14 September 2026, the date falling 5 calendar days after the date of this notice, together with reasonable documentary evidence of ability to pay.

2.3	Any such acceptance shall be irrevocable and shall constitute a binding agreement to subscribe for the Purchaser Initial Entitlement at the Issue Price, without need for any further subscription agreement.

3.	Backstop commitment

3.1	In addition to the Purchaser Initial Entitlement, the Purchaser hereby irrevocably agrees, subject to clause 4, to subscribe for all Shares comprised in the New Issue that are not taken up by other Shareholders following:

(a)	the first-round pre-emption process; and

(b)	the second-round pre-emption process,

up to a maximum aggregate subscription amount (including the Purchaser Initial Entitlement if taken up) of US$2,600,000.

3.2	The untaken Shares shall be subscribed for by the Purchaser in two tranches upon satisfaction or confirmation by the Company of the following milestones:

(a)	Milestone 1: Up to a maximum investment amount of US$1,300,000 on the completion of the Ibogaine regulatory readiness pack, confirmed by way of written certification by the Company’s board, at a subscription price of US$2,564 per Share based on a pre-money equity valuation of US$54 million;

(b)	Milestone 2: Up to a maximum investment amount of US$1,300,000 on the signing of a contract with a GMP-certified manufacturing facility for the production of Ibogaine HCL, confirmed by way of written certification by the Company’s board, at a subscription price of US$2,564 per Share based on a pre-money equity valuation of US$54 million.

3.3	The Company may, by written notice to the Purchaser, call for completion of the relevant tranche following satisfaction of the applicable milestone, specifying:

(a)	the milestone satisfied;

(b)	the number of Shares to be issued to the Purchaser;

(c)	the aggregate subscription amount payable; and

(d)	the completion date, being not less than 5 business days after the date of the notice.

3.4	The Purchaser shall complete the relevant tranche on the date specified in the Company’s notice by paying the relevant subscription amount in full in immediately available funds.

4.	Long-stop date

4.1	If both milestone-based tranche subscriptions have not been called and completed by 31 December 2026, the Purchaser’s obligation to subscribe for any then-unissued balance of the untaken Shares shall automatically lapse with effect from that date.

4.2	Any Shares validly subscribed for and issued before that date shall remain unaffected.

5.	Allocation mechanics

5.1	The Company shall first complete the allotment process for other Shareholders under the first and second pre-emption rounds.

5.2	After final determination of the Shares not taken up by other Shareholders, the Company shall notify the Purchaser of:

(a)	the number of untaken Shares;

(b)	the portion to be allocated to each milestone tranche; and

(c)	the corresponding subscription amounts.

5.3	The Purchaser shall have no obligation to subscribe for Shares in excess of:

(a)	the untaken Shares; or

(b)	the aggregate maximum subscription amount of US$5,481,832.

6.	Purchaser acknowledgments

The Purchaser acknowledges and agrees that:

6.1	it is familiar with the business, affairs, prospects and financial position of the Company;

6.2	it has conducted, and is satisfied with, its own due diligence investigation into the Company and the Shares the subject of this notice;

6.3	except as expressly set out in this notice, it is not relying on any representation or warranty made by the Company, any director, officer, employee or any Shareholder.

7.	Company warranties

The Company warrants to the Purchaser that on each completion date:

7.1	it has full corporate power and authority to issue the relevant Shares;

7.2	all necessary corporate actions required to authorise the allotment and issue of the relevant Shares will have been duly taken;

7.3	the relevant Shares, when issued and entered in the register of members against payment in full, will be validly issued, fully paid and non-assessable to the extent recognised under applicable BVI law.

8.	Conditions

The Purchaser’s obligations under this notice are conditional only upon:

8.1	completion of the applicable pre-emption process for the New Issue;

8.2	the Company having complied in all material respects with the allocation procedures described in this notice and the shareholder pre-emption notice;

8.3	the Company’s board resolving to allot and issue the relevant Shares; and

8.4	the relevant milestone having occurred or been satisfied, as specified in the Company’s call notice.

9.	Entire terms

This notice, once signed by the Purchaser, constitutes a binding agreement between the Company and the Purchaser in relation to the matters set out herein, and no further subscription or investment agreement shall be required.

10.	Costs

Each party shall bear its own costs in relation to this notice and the transactions contemplated by it.

11.	Governing law and jurisdiction

This notice and any non-contractual obligations arising out of or in connection with it shall be governed by the laws of the British Virgin Islands.

The courts of the British Virgin Islands shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this notice.

12.	Accepted and agreed by the Purchaser

The undersigned Purchaser:

(a)	irrevocably accepts its pro rata entitlement set out in clause 2 620; and

(b)	irrevocably agrees to the backstop commitment in clause 3.

Attached: proof of funds/evidence of ability to pay.

/s/ Jody Aufrichtig
Jody Aufrichtig
Director of Psyence Biomed II Corp. Date:
09.09.2026

Accepted by the Company:

/s/ Taryn Vos
TARYN VOS
for and on behalf of the Company Date:
09.09.2026

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